Exhibit 10.1

December 14, 2015

Paul Hoagland

Dear Paul:

You, Five Star Quality Care, Inc. (“FVE”), and The RMR Group LLC (“RMR”) are entering into this letter agreement (this “Agreement”) to confirm the terms and conditions of the involuntary termination of your employment on December 31, 2015 (the “Separation Date”).

I.                                        TRANSITION PERIOD AND SEPARATION

A.                                    Position.  You will continue to serve as the Chief Financial Officer of FVE and a Senior Vice President of RMR until the Separation Date.  Effective on the Separation Date, you will resign as Chief Financial Officer of FVE, as a Senior Vice President of RMR and any other positions you hold within FVE or RMR.

B.                                    Payments and Benefits Prior to the Separation Date. Until the Separation Date, you will continue to receive a base salary at the rate of Three Hundred Seventy Five Thousand Dollars ($375,000) per annum, payable consistent with past practices.  In December 2015, you will receive a cash bonus in the amount of Three Hundred Sixty Two Thousand Five Hundred Dollars ($362,500), payable consistent with past practices.  You also will receive a stock award of 35,000 common shares of FVE and 900 common shares of TravelCenters of America LLC (“TA”) for your work in 2015, the timing of which shall be in accordance with FVE’s and TA’s usual practices.

C.                                    Outplacement Benefits.  Upon your request, FVE will pay for up to $30,000 in outplacement services to be provided to you by Keystone Partners, which shall be paid directly to the outplacement services provider.

D.                                    Payments and Benefits Upon Separation Date. On the Separation Date, you will receive your unpaid wages for the period through the Separation Date and payment for all of your remaining and unused vacation time, subject to all usual and applicable taxes and deductions.  Your health insurance on our group plan will terminate on the Separation Date.  To continue any health insurance beyond the Separation Date, you must complete a continuation of coverage (COBRA) election form and make timely payments for coverage.  Information regarding COBRA will be mailed to you.  Any group life and disability insurance on our group plan will also terminate on the Separation Date, as will your participation in the FVE and RMR 401(k) plans.

E.                                     Release Benefits.  Provided you sign and do not revoke this Agreement and also sign, return and do not revoke the Waiver and Release of Claims attached as Exhibit A, you will receive the following additional payments and benefits:

(1)                                 You will receive release payments in the aggregate amount of Seven Hundred Fifty Five Thousand ($755,000), subject to all usual and applicable taxes and deductions, payable consistent with past practices, as follows: (i) $225,000 on February 15, 2016; and (ii) $530,000 in equal installments (of $25,238.10 each month) over the period beginning April 1, 2016 and ending December 31, 2017.

(2)                                 The FVE Board of Directors will agree, and RMR will recommend to the Board of Directors and Trustees of Government Properties Income Trust, Hospitality Properties Trust, Senior Housing Properties Trust, Select Income REIT, and TA (collectively, the “Companies”), that all of your existing stock grants (including the stock awards set forth in Paragraph B) continue to vest under the same vesting schedule as if your employment continued throughout the vesting period (as set forth in your Restricted Share Agreements) or that all of your existing stock grants immediately vest, as you elect. You agree that, as long as you own shares in the Companies, your shares shall be voted at any meeting of the shareholders of the Companies or in connection with any consent solicitation or other action by shareholders in favor of all nominees for director and all proposals recommended by the Board of Directors or Trustees in the proxy statement for such meeting or materials for such written consent or other action.  If your shares are not voted in accordance with this covenant and such failure continues after notice, you agree to pay liquidated damages to the applicable Company in an amount equal to the market value of the shares not voted as requested.  Only if you do not execute or you exercise your right to revoke this Agreement and the Waiver and Release of Claims attached as Exhibit A, the Companies may exercise their respective rights to purchase unvested shares or unvested shares will be forfeited, as may be provided in each of your Restricted Share Agreements and you agree to cooperate and assist in the execution of any documents, or to take other steps in connection therewith.  You understand and agree that, although the FVE and RMR Code of Business Conduct and Ethics will no longer apply to you after the Separation Date, you are subject to all laws and regulations with respect to all of your shares in the Companies, including, but not limited to, those applicable to the purchase or sale of securities while in possession of material, non-public information concerning the Companies.  You further agree not to sell or transfer any shares until after June 30, 2016.  FVE and RMR will cooperate with you in removing any restrictive legends from your vested shares in the Companies.

(3)                                 At your request, FVE agrees to consent to and cooperate with you in the transfer to you of the mobile phone number and to pay for any costs associated with such transfer (except that you will be responsible for the cost of replacement equipment and service).  You agree to be responsible for all cell phone payments for service after the Separation Date.  You may also retain the cell phone, laptop and iPad issued to you by FVE.  You agree that FVE and RMR may delete all information related to the Companies from the cell phone, laptop and iPad immediately after the Separation Date, unless we otherwise agree.

II.                                   RELEASE

You, your heirs, executors, legal representatives, successors and assigns, individually and in their beneficial capacity, hereby unconditionally and irrevocably release and forever discharge RMR, FVE and any other companies from time to time managed by RMR, and its and their past, present and future officers, directors, trustees, employees, representatives, shareholders, attorneys, agents, consultants, contractors, successors, and affiliates — hereinafter referred to as the “Releasees” — or any of them of and from any and all suits, claims, demands, interest, costs (including attorneys’ fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts of any nature whatsoever which you, your heirs, executors, legal representatives, successors and assigns, individually and/or in their beneficial capacity, now have, own or hold, or at any time heretofore ever had, owned or held, or could have owned or held, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date of execution of this Agreement including, without limitation, any claims arising in law or equity in a court, administrative, arbitration, or other tribunal of any state or country arising out of or in connection with your employment by FVE and/or RMR; any claims against the Releasees based on statute, regulation, ordinance, contract, or tort; any claims against the Releasees relating to wages, compensation, benefits, retaliation, negligence, or wrongful discharge; any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers’ Benefit Protection Act, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Employment Retirement Income Security Act, as amended, the Americans with Disabilities Act of 1990 (“ADA”), as amended, The ADA Amendments Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Civil Rights Act of 1991, as amended, the Family Medical Leave Act of 1993, as amended, and the Rehabilitation Act, as amended; The Massachusetts Fair Employment Practices Act (Massachusetts General Laws Chapter 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, The Massachusetts Civil Rights Act, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 sections 148 and 150), the Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 sections 1A and 1B), the Massachusetts Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101) and any other claims under any federal or state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law and any claims against the Releasees arising under any and all applicable state, federal, or local ordinances, statutory, common law, or other claims of any nature whatsoever except for unemployment compensation benefits or, in Massachusetts, workers’ compensation benefits.

Nothing in this Agreement shall affect the EEOC’s rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the National Labor Relations Act or any other applicable law, nor shall anything in this Agreement be construed as a basis for interfering with your protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, the National Labor Relations Board (the “NLRB”), or any other state, federal or local government entity; provided, however, if the EEOC, the NLRB, or any other state, federal or local government entity commences an investigation on your behalf, you specifically waive and release your right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise, nor will you seek or accept reinstatement to your former position with FVE or RMR.

III.                              TAX PROVISIONS

You agree that you shall be responsible and will pay your own tax obligations and/or liabilities created under state or federal tax laws by this Agreement. You further agree that you shall indemnify FVE, RMR and the Companies for any tax obligations and/or liabilities that may be imposed on them for your failure to comply with this provision.

IV.                               CONFIDENTIALITY

You agree that, unless otherwise agreed, on or before the Separation Date, you will return to FVE and RMR all property of FVE and RMR including, but not limited, to all documents, records, materials, software, equipment, personal service devices, building keys or entry cards, and other physical property that have come into your possession or been produced by you in connection with your employment, except your cell phone, laptop and iPad which you are permitted to retain if you sign and do not revoke this Agreement and also sign, return and do not revoke the Waiver and Release of Claims attached as Exhibit A.

In addition, you shall not at any time reveal to any person or entity, except to employees of FVE or RMR who need to know such information for purposes of their employment or as otherwise authorized by FVE or RMR in writing, any confidential information of FVE, RMR, or any RMR managed company, including, but not limited to confidential information regarding (i) the marketing, business and financial activities and/or strategies of FVE, RMR, or any RMR managed company and their respective affiliates, (ii) the costs, sources of supply, financial performance, projects, plans, branding, acquisition or dispositions, proposals and strategic plans of FVE, RMR, or any RMR managed company and their respective affiliates, and (iii) information and discussions concerning any past or present lawsuits, arbitrations or other pending or threatened disputes in which FVE, RMR, or any RMR managed company or their respective affiliates is or was a party.

Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any government agency or entity, including, but not limited, to the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law.  You do not need prior authorization of FVE or RMR to make any such reports or disclosures and you are not required to notify FVE or RMR that you have made such reports or disclosures.

V.                              NON-DISPARAGEMENT

You agree not to make harmful or disparaging remarks, written or oral, concerning FVE or RMR, or any of RMR’s managed companies, or any of its or their respective directors, officers, trustees, employees, agents or service providers.  FVE and RMR agree to instruct their executive officers not to make any harmful or disparaging remarks, written or oral, concerning you.  Nothing in this provision shall prevent you, FVE or RMR from testifying truthfully in connection with any litigation, arbitration or administrative proceeding when compelled by subpoena, regulation or court order.

VI.                               NON-SOLICITATION

You agree that for three (3) years following the Separation Date, you will not, without the prior written consent of FVE and/or RMR, solicit, attempt to solicit, assist others to solicit, hire, or assist others to hire for employment outside of FVE or RMR any person who is, or within the preceding six months was, an employee of FVE or RMR, or any of its managed companies.

VII.                          BREACH OF SECTIONS IV, V OR VI

The parties agree that any breach of Sections IV, V or VI of this Agreement will cause irreparable damage to the non-breaching party and that, in the event of such a breach or threatened breach, the non-breaching party shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder.  The parties agree that, in the event that any provision of Section IV, V or VI shall be determined by any court of competent jurisdiction or arbitration panel to be unenforceable, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

VIII.                     COOPERATION

You agree to cooperate with FVE and RMR, at reasonable times and places, with respect to all matters arising during or related to your employment, including, without limitation, all formal or informal matters in connection with any government investigation, internal investigation, litigation, regulatory or other proceeding which may have arisen or which may arise.  FVE or RMR will reimburse you for all reasonable out-of-pocket expenses (not including lost time or opportunity).  FVE or RMR will provide appropriate legal representation for you in a manner reasonably determined by FVE or RMR.

IX.                              INDEMNIFICATION

FVE hereby acknowledges and reaffirms the provisions of the Indemnification Agreement dated November 11, 2009 (the “2009 Indemnification Agreement”). In addition, without limiting or amending the provisions of the 2009 Indemnification Agreement, RMR shall indemnify you to the fullest extent permitted by applicable law against (i) all liability and loss suffered by you, (ii) all damages, judgments, fines and amounts paid by or on behalf of you, including amounts paid in settlement, and (iii) all expenses actually and reasonably incurred by you, in each case in connection with and/or as a consequence of any threatened, pending or completed action, suit, investigation, or proceeding, and any appeal thereof, whether brought in the name of RMR or otherwise and whether of a civil, criminal, administrative, arbitrative or investigative, in which you may be or may have been involved as a party or otherwise, by reason of the fact that you are or were an officer of RMR, or by reason of any action taken by you or of any inaction on your part while serving as such an officer, or by reason of the fact that you are or were serving at the request of RMR as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise affiliated with RMR, including service with respect to employee benefit plans, or by reason of any action taken by you or of any inaction on your part while serving in any such capacity, whether or not you are still serving as an officer of RMR and/or a director, officer, employee or agent of such other enterprise at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement; provided, however, that (1) you conducted yourself in good faith; and (i) you reasonably believed that your conduct was in the best interests of RMR or that your conduct was at least not opposed to the best interests of RMR; and (ii) in the case of any criminal proceeding, you had no reasonable cause to believe your conduct was unlawful; and (2) you did not engage in conduct for which you shall be liable to RMR or any RMR managed company.

X.                                   NON-WAIVER

Any waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

XI.                              NON-ADMISSION

The parties agree and acknowledge that the considerations exchanged herein do not constitute and shall be not construed as constituting an admission of any sort on the part of either party.

XII.                         NON-USE IN SUBSEQUENT PROCEEDINGS

The parties agree that this Agreement may not be used as evidence in any subsequent proceeding of any kind except one in which one of the parties alleges a breach of the terms of this Agreement or one in which one of the parties elects to use this Agreement as a defense to any claim.

XIII.                    ADEA ACKNOWLEDGEMENTS

You acknowledge that you have carefully read and fully understand this Agreement.  You acknowledge that you have not relied on any statement, written or oral, which is not set forth in this Agreement.  You further acknowledge that you are hereby advised in writing to consult with an attorney prior to executing this Agreement; that you are not waiving or releasing any rights or claims that may arise after the date of execution of this Agreement; that you are releasing claims under the Age Discrimination in Employment Act (ADEA); that you execute this Agreement in exchange for monies in addition to those to which you are already entitled; that FVE and RMR first presented this Agreement to you on November 25, 2015 and gave you a period of at least twenty-one (21) days within which to consider the Agreement and a period of seven (7) days following your execution of this Agreement to revoke your ADEA waiver as provided below; that if you voluntarily execute this Agreement prior to the expiration of the 21st day, you will voluntarily waive the remainder of the 21 day consideration period; that any changes to this Agreement by you once it has been presented to you will not restart the 21 day consideration period; and you enter into this Agreement knowingly, willingly and voluntarily in exchange for payments and benefits described herein. To receive the payments and benefits provided herein, this Agreement must be signed and returned to Jennifer Clark at The RMR Group, Two Newton Place, Suite 300, 255 Washington Street, Newton, MA 02458, on or before December 17, 2015.

You may revoke your release of your ADEA claims up to seven (7) days following your signing this Agreement.  Notice of revocation must be received in writing by Jennifer Clark at The RMR Group, Two Newton Place, Suite 300, 255 Washington Street, Newton, MA 02458, no later than the seventh day (excluding the date of execution) following the execution of this Agreement.  The ADEA release is not effective or enforceable until expiration of the seven-day period.  However, the ADEA release becomes fully effective, valid and irrevocable if it has not been revoked within the seven day period immediately following your execution of the Agreement.  The parties agree that if you exercise your right to revoke this Agreement, you are not entitled to any of the payments and benefits set forth in this Agreement and this Agreement becomes null and void.  This Agreement shall become effective eight (8) days after your execution if you have not revoked your signature as set forth above.

XIV.                     ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties concerning the terms and conditions of your separation of employment from FVE and RMR and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the parties, except for the Indemnification Agreement between you and FVE dated November 11, 2009 and the Consulting Agreement, effective January 1, 2016 which remain in full force and effect.  You agree that FVE and RMR have not made any warranties, representations, or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.  As between FVE and RMR, they agree that 80% of the release payments to you hereunder shall be paid by FVE and 20% by RMR.

XV.                          NO ORAL MODIFICATION

Any amendments to this Agreement shall be in writing and signed by you and an authorized representative of FVE and RMR.

XVI.                     SEVERABILITY

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction or an arbitrator or arbitration panel to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

XVII.                SECTION 409A

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  Notwithstanding anything to the contrary in this Agreement, if at the time of your separation from service, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, will instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death and any remaining installments following such date shall be made in accordance with the original payment schedule; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by FVE in its reasonable good faith discretion); or (B) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.  For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by FVE to be a specified employee under Treasury regulation Section 1.409A-1(i).

XVIII.           GOVERNING LAW, JURISDICTION AND SUCCESSOR AND ASSIGNS

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to any conflict of law principles, and shall be binding upon and inure to the benefit of you and your heirs, successors, and beneficiaries, and RMR and FVE and its and their agents, affiliates, representatives, successors, and assigns.  In the event of your death prior to the payment in full of the release payments set forth in Section I, paragraph E (1), the balance remaining upon your death shall be payable to your estate or to the individual designated by you in a writing provided to FVE signed by you.

The parties irrevocably agree that any dispute regarding this Agreement shall be settled by binding arbitration in accordance with the Mutual Agreement to Resolve Disputes and Arbitrate Claims, effective April 16, 2012.

XIX.                    VOLUNTARY ACT

By signing this Agreement, you acknowledge and agree that you are doing so knowingly and voluntarily in order to receive the payments and benefits provided for herein.  By signing this Agreement, you represent that you fully understand your right to review all aspects of this Agreement, that you have carefully read and fully understand all the provisions of this Agreement, that you had an opportunity to ask questions and consult with an attorney of your choice before signing this Agreement; and that you are freely, knowingly, and voluntarily entering into this Agreement.

If you determine to accept this Agreement, understand it, and consent to it, please sign in the space provided below and return it to us on or before December 17, 2015.  The enclosed copy is for your records.

Very truly yours,

/s/ Bruce Mackey Jr.
Bruce Mackey, Jr., President and CEO

AGREED:

THE RMR GROUP LLC

By:	/s/ Adam D. Portnoy
Adam D. Portnoy,
President and CEO

AGREED TO AND ACCEPTED:

/s/ Paul Hoagland		12/14/2015
Paul Hoagland		Date

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

You, your heirs, executors, legal representatives, successors and assigns, individually and in their beneficial capacity, hereby unconditionally and irrevocably release and forever discharge Five Star Quality Care, Inc. (“FVE”), The RMR Group LLC (“RMR”) and any companies managed by RMR from time to time, and its and their past, present and future officers, directors, trustees, employees, representatives, shareholders, attorneys, agents, consultants, contractors, successors, and affiliates — hereinafter referred to as the “Releasees” — or any of them of and from any and all suits, claims, demands, interest, costs (including attorneys’ fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts of any nature whatsoever which you, your heirs, executors, legal representatives, successors and assigns, individually and/or in their beneficial capacity, now have, own or hold, or at any time heretofore ever had, owned or held, or could have owned or held, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date of execution of this Waiver and Release of Claims including, without limitation, any claims arising in law or equity in a court, administrative, arbitration, or other tribunal of any state or country arising out of or in connection with your employment by FVE and/or RMR; any claims against the Releasees based on statute, regulation, ordinance, contract, or tort; any claims against the Releasees relating to wages, compensation, benefits, retaliation, negligence, or wrongful discharge; any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers’ Benefit Protection Act, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Employment Retirement Income Security Act, as amended, the Americans with Disabilities Act of 1990 (“ADA”), as amended, The ADA Amendments Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Civil Rights Act of 1991, as amended, the Family Medical Leave Act of 1993, as amended, and the Rehabilitation Act, as amended; The Massachusetts Fair Employment Practices Act (Massachusetts General Laws Chapter 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, The Massachusetts Civil Rights Act, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 sections 148 and 150), the Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 sections 1A and 1B), the Massachusetts Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101) and any other claims under any federal or state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law and any claims against the Releasees arising under any and all applicable state, federal, or local ordinances, statutory, common law, or other claims of any nature whatsoever except for unemployment compensation benefits or, in Massachusetts, workers’ compensation benefits.

Nothing in this Agreement shall affect the EEOC’s rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the National Labor Relations Act or any other applicable law, nor shall anything in this

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Agreement be construed as a basis for interfering with your protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, the National Labor Relations Board (the “NLRB”), or any other state, federal or local government entity; provided, however, if the EEOC, the NLRB, or any other state, federal or local government entity commences an investigation on your behalf, you specifically waive and release your right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise, nor will you seek or accept reinstatement to your former position with FVE or RMR.

Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any government agency or entity, including, but not limited to, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law.  You do not need prior authorization of FVE or RMR to make any such reports or disclosures and you are not required to notify FVE or RMR that you have made such reports or disclosures.

You acknowledge that you have carefully read and fully understand this Waiver and Release of Claims.  You acknowledge that you have not relied on any statement, written or oral, which is not set forth in this Waiver and Release of Claims.  You further acknowledge that you are hereby advised in writing to consult with an attorney prior to executing this Waiver and Release of Claims; that you are not waiving or releasing any rights or claims that may arise after the date of execution of this Waiver and Release of Claims; that you are releasing claims under the Age Discrimination in Employment Act (ADEA); that you execute this Waiver and Release of Claims in exchange for monies in addition to those to which you are already entitled; that FVE and RMR gave you a period of at least twenty-one (21) days within which to consider this Waiver and Release of Claims and a period of seven (7) days following your execution of this Waiver and Release of Claims to revoke your ADEA waiver as provided below; that if you voluntarily execute this Waiver and Release of Claims prior to the expiration of the 21st day, you will voluntarily waive the remainder of the 21 day consideration period; that any changes to this Waiver and Release of Claims by you once it has been presented to you will not restart the 21 day consideration period; and you enter into this Waiver and Release of Claims knowingly, willingly and voluntarily in exchange for the release payments and benefits. To receive the release payments and benefits provided in the letter, dated December 14, 2015 and first presented to you on November 25, this Waiver and Release of Claims must be signed and returned to Jennifer B. Clark, at RMR, Two Newton Place, Suite 300, 255 Washington Street, Newton, MA 02458, on, and not before, December 31, 2015.

You may revoke your release of your ADEA claims up to seven (7) days following your signing this Waiver and Release of Claims.  Notice of revocation must be received in writing by Jennifer B. Clark, at RMR, Two Newton Place, Suite 300, 255 Washington Street, Newton, MA 02458, no later than the seventh day (excluding the date of execution) following the execution of this Waiver and Release of Claims.  The ADEA release is not effective or enforceable until expiration of the seven day period.  However, the ADEA release becomes fully effective, valid and irrevocable if it has not been revoked within the seven day period immediately following your execution of this Waiver and Release of Claims.  The parties agree that if you exercise your right to revoke this Waiver and Release of Claims, then you are not entitled to any of the release payments and benefits set forth in Section I.E. of the letter, dated December 14, 2015.  This

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Waiver and Release of Claims shall become effective eight (8) days after full execution by the parties if you have not revoked your signature as herein provided.

I hereby provide this Waiver and Release of Claims as of the date indicated below and acknowledge that the execution of this Waiver and Release of Claims is in further consideration of the benefits set forth in Section I.E. of the letter, dated December 14, 2015, to which I acknowledge I would not be entitled if I did not sign this Waiver and Release of Claims.  I intend that this Waiver and Release of Claims become a binding agreement by and between me and RMR and FVE if I do not revoke my acceptance within seven (7) days.

Paul Hoagland

Dated: December 31, 2015

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